                                                                    Exhibit 6.19

                       INTERNATIONAL DISTRIBUTOR AGREEMENT



          THIS AGREEMENT is made this day of June, 1997, by and between Food Extrusion, Inc., a corporation organized and existing under the laws of Nevada (the "Company"), and SunJoy Cereal-Tech Development Ltd., a corporation organized and existing under the laws of China ("Distributor").

                                    RECITALS:

          A. The Company develops and produces stabilized rice bran and related products and wishes to develop export sales of its Products to remarketers and food stuffs manufacturers in the Territory (as defined below);

          B. Distributor represents that it is familiar with the market for the Products, wishes to act as a distributor of the Company's Products in the Territory (as defined below) and is capable of providing necessary services to the purchasers of the Products; and

          C. The Products are sold under trademarks and trade names that belong exclusively to the Company and have a valuable reputation and goodwill, which Distributor acknowledges constitute assets of the Company that have substantial value.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

                                    Article 1
                                   DEFINITIONS

          1.1 Confidential Information.

          "Confidential Information" shall mean all information made available by the Company to Distributor, its agents or employees, in connection with this Agreement which the Company protects against unrestricted disclosure to others. By way of illustration, but not limitation, Confidential Information may include proprietary technical data, inventions, processes and concepts, vendor and customer information, financial information and marketing data.

          1.2 Minimum Volume Commitments.

          "Minimum Volume Commitments" shall mean the minimum purchase levels for the periods specified on Exhibit B attached hereto, provided, however, that prior to June 30, 1998, there shall not be any Minimum Volume Commitment required of Distributor.

          1.3 Products.

          "Products" shall mean those products offered by the Company for sale in the Territory which are listed in the Company's International Price List attached hereto as Exhibit A (the "Price List"), as amended by the Company from time to time during the term of this Agreement.

          1.4 Territory.

          "Territory" shall mean the People's Republic of China, Hong Kong Taiwan and Macau.

          1.5 Trademarks.

          "Trademarks" shall mean those trademarks, trade names, labels, logos and other trade-identifying symbols as are presently used by the Company and/or any of its subsidiaries anywhere in the world in connection with the marketing of the Products or which may be developed and so used during the term of this Agreement, including, but not limited to, the trademarks listed on Exhibit C attached hereto.

                                    Article 2
                                 DISTRIBUTORSHIP


          2.1 Appointment of Distributor.

          Subject to the terms of this Agreement, the Company hereby appoints Distributor, and Distributor hereby accepts such appointment, as the exclusive authorized distributor to sell, distribute and market the Products in the Territory. Except as provided in Section 2.5(c) herein, the Company agrees not to appoint any other distributor or representative for the Products within the Territory during the term of this Agreement.

          2.2 Obligations of Distributor.

          Distributor agrees to:

               (a) Use its best efforts to introduce and diligently promote the Products in the Territory including, without limitation, attending trade shows and exhibitions and diligently calling on customers to familiarize them with the Products;

               (b) Train its staff to develop sufficient knowledge of the Products and the markets for the Products to effectively market and sell the Products in the Territory

               (c) Provide and maintain, at its sole expense, an adequate organization to promote the sale, distribution and marketing of the Products in the Territory, which shall include implementing and assisting in promotional and merchandising campaigns, as it determines in its discretion are advisable or necessary (provided that any advertising materials which use the Company's names, trademarks or trade names shall be subject to the Company's prior written approval), or as are requested or suggested by the Company;

               (d) Sell that number of Products necessary to meet the Minimum Volume Commitments, provided, however, that (i) prior to June 30, 1998, there shall not be any Minimum Volume Commitment required of Distributor and (ii) the Minimum Volume Commitment for any period shall be reduced to the extent that the Company cannot deliver Products for orders placed and confirmed by Distributor during such period;

               (e) Furnish the Company, from time to time as requested by the Company, with reports relating to the sale of Products, including a list of Distributor's customers, their addresses, the amounts and types of Products purchased and the purchase price therefore and, to the extent practical, with information concerning sales opportunities and competitors' marketing activities in the Territory;

               (f) Provide the Company with quarterly sales forecasts and sales potential reports and otherwise assist the Company in assessing customer requirements for the Products, with a view to maximizing the potential market for the Products in the Territory;

               (g) Import the Products into the Territory in sufficient quantities to fill all Purchase Orders (as defined below) obtained by it and promptly notify the Company of any orders or inquiries with respect to the Products which cannot be promptly satisfied by Distributor;

               (h) At all times represent the Products fairly, make no false or misleading representations to customers or other persons with regard to the Products or the Company and make no statements about the Products that are not consistent with those described in literature distributed by the Company;

               (i)  Allow  the  Company  at  any  reasonable   time  to  examine
Distributor's place(s) of business and Distributor's inventory of Products;

               (j) Advise the Company in writing of all other companies and products which Distributor is representing in the Territory and of any changes in such companies and products represented; (k) Represent and sell no product in the Territory which the Company determines to be likely in direct competition with any of the Company's products;

               (k) Represent and sell no product in the Territory which the Company determines to be likely in direct competition with any of the Company's products;

               (l) Obtain import licenses, pay customs charges and duty fees and take all other actions required to import the Products into the Territory;

               (m) Maintain for at least three (3) years after termination of this Agreement its records, contracts and accounts relating to the sale of the Products, and permit examination thereof at all reasonable times by the Company or its representative; and

               (n) In the event of any change in the management or control of Distributor or any transfer (whether by sale of stock, sale of assets, merger or otherwise) of any substantial part of Distributor's business, notify the Company in writing no less than thirty (30) days prior to such change or transfer.

          2.3 Obligations of the Company.

          The Company agrees to:

               (a) During the term of this Agreement and if it deems it advisable, register and maintain in full force and effect in the Territory registration of its trade names and trademarks, at its own expense;

               (b) Make available to Distributor upon request copies of the Company's product data sheets, brochures, catalogs, videos or other promotional materials generally made available in the English language which may be necessary to promote the sale of the Products in the Territory;

               (c) Provide Distributor with technical assistance and information regarding the Products;

               (d) Provide Distributor with reasonable access to the Company's research and marketing personnel;

               (e) Provide training to Distributor's staff, at Distributor's sole cost and expense;

               (f) Establish procedures to monitor and comply with food industry standards and regulations applicable to the Products in the United States and the Territory;

               (g) Use its best efforts to supply Distributor with the amount of Products shown in Distributor's periodic sales forecasts delivered to the Company, provided, however, that Distributor acknowledges and agrees that the Company may allocate the sale of Products, in its sole discretion, when market conditions so dictate.

               (h) Refer customers in the Territory to Distributor and not interfere with Distributor's customer relationships in the Territory;

               (i) Obtain and maintain in effect during the term of this Agreement export licenses required to permit the export and delivery of the Products from the United States into the Territory; and

               (j) In all reasonable and proper ways assist Distributor in promoting the sale of the Products.

         2.4 Relationship of the Parties.

               (a) The relationship of the Company and Distributor established by this Agreement is solely that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (iii) make Distributor an agent of the Company for any purpose whatsoever. Distributor, its agents and employees are not the representatives of the Company for any purpose, and they have no power or authority as agent, employee or in any other capacity to represent, act for, bind, or otherwise create or assume any obligation on behalf of the Company.

               (b) Distributor shall sell Products to its customers at such prices and on such other terms and conditions as it shall choose. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility and shall have no effect on Distributor's obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify and hold the Company free and harmless from, any and all claims, damages, or lawsuits arising out of the acts or omissions of its employees, servants, agents, independent contractors, or any of them.

          2.5 Term.

               (a) Unless terminated sooner as herein provided, the term of this Agreement shall terminate on June 30, 1998 and shall be automatically renewed thereafter for successive one (1) year periods, unless either party hereto serves the other party with written notice of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of the term then in effect.

               (b) Notwithstanding the foregoing, this Agreement may be terminated by the Company or the Distributor at will, at any time, and with or without cause, by delivering written notice of termination to the other party at the address specified in Section 12.1 hereof at least sixty (60) days prior to the effective date of termination specified in the notice, regardless of whether such termination is deemed to be made for just cause.

               (c) If the Company elects, in its sole discretion, to terminate this Agreement effective on or prior to June 30, 1998, the Company shall grant to Distributor the right to sell the Products to those customers in the Territory developed by Distributor during the term of this Agreement for a term of three (3) years following the effective date of termination of this Agreement; provided, that, such customers (i) have been approved in writing by the Company (pursuant to criteria mutually agreed to by the Company and Distributor no later than three months after the effective date of this Agreement), and (ii) order not less than ten (10) tons of Product during the first year of such three-year period. The Company shall sell Products to Distributor at then current prices set by the Company at the time of shipment, subject to the Company's right to allocate Product, in its sole discretion, among the Company's customers and distributors. Upon termination of this Agreement as described in the preceding sentence, the Company and Distributor shall enter into an amendment of this Agreement to carry out the intent of the preceding provisions in this Section 2.5(c).

                                    Article 3
                          TERMS AND CONDITIONS OF SALE

          3.1 Purchase Orders.

          The Company agrees to sell, and Distributor agrees to purchase, the Products solely upon the terms and conditions contained in this Agreement. The Company shall sell the Products to Distributor and Distributor shall purchase the Products from the Company in accordance with purchase orders ("Purchase Order(s)") submitted to the Company at the address set forth in Section 12.1 hereof. The Purchase Orders shall be on forms supplied by the Company or on forms containing the following information: the description and quantity of the Products being purchased; the unit price per Product and the aggregate purchase price for Products; the requested delivery date; shipping and insurance instructions and any other information required by this Agreement or dictated by the circumstances of the order. The Company shall accept all Purchase Orders issued to it by Distributor, unless such Purchase Orders are not in conformity with the terms of this Agreement, or if the Purchase Orders call for Products which are not then generally offered for sale by the Company in the Territory, in which case the Company shall have the right to reject such Purchase Order. In the event of any discrepancy between the provisions of this Agreement and any Purchase Order, the provisions of this Agreement shall prevail.

          3.2 Price.

          The purchase price of each Product  purchased  hereunder  shall be [
                  ***                                             ]  The current
Price List is attached as Exhibit A hereto. The Company shall have the right to change its Price List at any time and from time to time during the term of this Agreement, provided that the Company shall give Distributor sixty (60) days advance notice of any such price change. No price change shall be effective for Products covered by a Purchase Order accepted by the Company prior to the effective date of such price change. The price of all Products shall include the cost of packaging for export. All freight, insurance and shipping expense shall be borne by and invoiced to Distributor.

          3.3 Payment.

          All Products sold to Distributor will be invoiced upon shipment. Payment shall be made in United States dollars by irrevocable letter of credit with a bank acceptable to the Company, to be payable after delivery of the Products F.O.B. the Company's facility, upon presentation of the invoice and dock or ship receipts to the bank issuing the letter of credit, and on such other terms and conditions as the Company may require.

          3.4 Late Charge.

          If Distributor shall fail to pay any amount owing under this Agreement when due, Distributor agrees to pay from the due date interest at the lesser of 10% per annum or the highest rate permitted under applicable law on the overdue balance. Payments by Distributor when there is an amount overdue shall be applied first to accrued interest.

          3.5 Shipment and Delivery.

          Products will be shipped within thirty (30) days of receipt of a confirmed Purchase Order by the Company. Delivery of all Products will be made








*** Portions of this exhibit have been redacted pursuant to a confidential treatment request.

F.O.B. the Company's facilities in the United States or, with the consent of Distributor, one or more facilities outside the United States, to a carrier selected by the Company unless Distributor requests in writing use of a particular carrier. All Products are identified and all risks of loss pass to Distributor upon delivery by the Company to the carrier, to Distributor, Distributor's designated carrier or any other agent of Distributor. In no case will Distributor be entitled to recover from the Company consequential damages caused by any delay in delivery or the Company's failure to meet Distributor's requested delivery date.

          3.6 Rescheduling and Cancellation.

          Distributor may not cancel or reschedule any Purchase Order or portion thereof thirty (30) days or less prior to the scheduled shipping date, unless otherwise agreed in writing by the Company. Distributor may reschedule a Purchase Order for later delivery by issuing to the Company more than thirty
(30) days prior to the scheduled shipping date a change order rescheduling the delivery of the Products covered by such Purchase Order, subject to the Company's approval. Distributor may, thirty (30) days prior to the scheduled shipping date, cancel any Purchase Order or portion thereof, provided that Distributor shall give notice to the Company of such cancellation at least thirty (30) days prior to such scheduled shipping date and provided further that Distributor shall pay a cancellation charge equal to ten percent (10%) of the price for the Products canceled as set forth on the Price List then in effect.

          3.7 Import and Export Controls.

          Distributor shall obtain import licenses and permits, pay customs charges and duty fees and take all other actions required to accomplish the import of Products purchased by it from the Company's facility to the Territory and shall assist the Company, as reasonably requested by the Company, in arranging for import of Products sold directly by the Company in the Territory. Distributor shall not export, reexport or transship the Products to any other country outside the Territory. Distributor agrees that it will not directly or indirectly export, reexport or transship the Products (including the documentation thereto), even if otherwise permitted by subsequent authorization from the Company, except as shall be permitted by the terms of any export and import licenses and the laws and regulations in effect from time to time in the United States or any other country. Distributor acknowledges its awareness of said regulations and agrees that, when requested by the Company, Distributor shall give written assurances of its compliance with such licenses, laws and regulations and against such export, reexport or transshipment.

          3.8 Exchange Control Restrictions.

          If, because of any exchange control restrictions of any country, Distributor is unable to make payment when due in United States dollars or in the currency specified by the Company for payment, Distributor shall deposit such payment in the name of the Company or its nominee in such bank or other institution in Distributor's country and in such type of account as shall be specified by the Company. The Company shall be entitled to interest on such deposit amounts to the extent earned thereon.

          3.9 Taxes.

          Distributor agrees to pay all taxes, customs duties and assessments imposed on Distributor or the Company in connection with the distribution and sale of the Products hereunder, including any sales, use, excise and other taxes and duties, except for taxes imposed upon the Company's income.

                                    Article 4
                     TRADEMARKS, TRADE NAMES AND COPYRIGHTS

          4.1 Grant of Rights.

          The Company hereby grants to Distributor a license to use the Company Trademarks in the Territory, solely to identify the Products in connection with the sale, distribution and marketing of the Products in accordance with the terms of this Agreement. Distributor's right to use the Company's Trademarks shall be in accordance with the Company's policies in effect from time to time, including but not limited to, trademark usage and cooperative advertising policies. Distributor's right to use the Company Trademarks shall cease upon termination of this Agreement. Distributor shall not, without the Company's prior written consent, remove, alter or modify the labels, trademarks or trade names from the Products. Distributor agrees not to affix the Company Trademarks to products other than the Products and agrees not to register or use any trademark or trade name confusingly similar to any Company Trademark. Nothing in this Agreement shall give Distributor any interest in any of the Company's Trademarks except as provided herein.

          4.2 Trademark Registration.

          If the Company determines to do so, it may, at the Company's expense, register the Company Trademarks in the Territory. Distributor shall use the international trademark symbols, as necessary, in all advertising to indicate and protect the Company Trademarks and shall use such symbols whenever the Products are mentioned in Distributor's brochures, catalogs, documentation or literature.

                                    Article 5
                                LIMITED WARRANTY

          5.1 Limited Warranty.

               (a) The Company makes no warranty of any kind respecting the Products beyond the replacement of any Product returned to the Company (at its sole option), freight prepaid and found to be defective or not to meet the Company's published specifications therefore, for a period of ninety (90) days from the date of invoice of such Products. This is a limited warranty.

               (b)  The  Company's  sole  and  exclusive   liability,   and  the
Distributor's exclusive remedy, for breach of this warranty is, at the Company's sole option, the replacement of any Product found to be defective.

                                    Article 6
                  LIMITATIONS ON BRINGING ACTIONS AND LIABILITY

          6.1 Limitation of Actions.

          Distributor agrees that all claims against the Company, other than for breach of warranty (which are restricted under Section 5.1 hereof), arising under this Agreement shall expire and be barred forever unless an action thereon is commenced in a court of competent jurisdiction in the County of Sacramento, State of California, U.S.A. within one (1) year following Distributor's discovery of facts indicating to Distributor that a cause of action on such claims may exist against the Company.

NO LAWSUIT PERTAINING TO ANY MATTER ARISING UNDER OR GROWING OUT OF THIS AGREEMENT SHALL BE COMMENCED AND PROSECUTED IN ANY COURT OTHER THAN A COURT SITUATED IN THE COUNTY OF SACRAMENTO, STATE OF CALIFORNIA, U.S.A.

          6.2 Limitation of Liability.

          (a) EXCEPT AS PROVIDED EXPRESSLY IN SECTION 5.1 HEREOF, THE COMPANY SHALL NOT BE LIABLE TO DISTRIBUTOR, TO DISTRIBUTOR'S CUSTOMERS OR TO ANY OTHER PERSON. DISTRIBUTOR AGREES TO INDEMNIFY THE COMPANY WITH RESPECT TO ANY CLAIMS AGAINST THE COMPANY FOR INCIDENTAL, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFIT, AND LOSS OF PLANT, EQUIPMENT OR PRODUCTION, ARISING FROM THE SALE, PURCHASE, RESALE OR SUBSEQUENT USE OF THE COMPANY'S PRODUCTS, REGARDLESS OF WHETHER THE COMPANY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. DISTRIBUTOR AGREES THAT THIS LIMITATION OF DAMAGES IS REASONABLE AND WILL NOT CAUSE IT TO LOSE ANY EXPECTED BENEFITS, RIGHTS OR REMEDIES UNDER THIS

AGREEMENT. (b) In no event (including unenforceability of the above limitations and independent of any failure of essential purpose of the limited warranty and remedies provided hereunder) shall the Company's aggregate liability for damages in connection with this Agreement exceed the payments previously made to the Company by the Distributor under this Agreement. The parties acknowledge that the limitations set forth in this Article 6 are integral to the amount of payments made in connection with this Agreement and that, were the Company to assume any further liability other than as set forth herein, such payments would of necessity be set substantially higher.

                                    Article 7
                               PROPRIETARY RIGHTS

          Distributor agrees that the Company retains proprietary rights in and to all product specifications, designs, engineering details, discoveries, inventions, patents, trade secrets and other proprietary rights relating to the Products. The Products are offered for sale and are sold by the Company subject in every case to the condition that such sale does not convey any license, expressly or by implication, estoppel or otherwise, to manufacture or process any of the Products.

                                    Article 8
                                   TERMINATION

          8.1 Events of Termination.

          In addition to all other remedies the parties may have under relevant laws, either party may terminate this Agreement and cancel any unfilled order(s) without notice to the other party in the event that such other party:

               (a) defaults in any payment due hereunder and such default continues unremedied for a period of ten (10) days;

               (b) fails to perform any other obligation, warranty, duty or responsibility or is in default with respect to any term or condition undertaken hereunder, and such failure or default continues unremedied for a period of twenty (20) days after written notice thereof to such other party, except that Distributor shall not be entitled to notice and an opportunity to cure its failure to meet the Minimum Volume Commitments;

               (c) is liquidated or dissolved;

               (d) is subject to any assignment made for the benefit of creditors;

               (e) is subject to a receiver, or similar officer, appointed to take charge of a substantial part of such other party's assets;

               (f) is unable to pay its debts as they mature;

               (g) fails to respond within ten (10) days to a demand for adequate assurance of such other party's ability to perform under this Agreement; or

               (h) is subject to any petition in bankruptcy, which remains undischarged for thirty (30) days.

          8.2 Applicability of Agreement After Termination.

          The Company may refuse to accept any Purchase Orders submitted to it after a notice of termination has been served but prior to the effective date of termination. No termination shall affect Purchase Orders accepted by the Company before notice of termination was received. Distributor shall give the Company a written accounting within thirty (30) days after the effective date of termination of its inventory of the Products as of the effective date of termination. The Company shall have the option, but not the obligation, to repurchase Distributor's remaining inventory of Products at the same price which Distributor originally purchased the Products from the Company.

                                    Article 9
                                  FORCE MAJEURE

          9.1 Force Majeure Event.

          Any delay or failure in the performance of any part or the whole of this Agreement by either party hereto (except for the payment of amounts due for Products purchased hereunder) shall be excused, subject to Section 9.2 hereof, if and to the extent caused by earthquake, typhoon, or other natural disaster, war, war-like condition, revolution, blockade, embargo or governmental order, rule or restriction, and the affected part of this Agreement shall be suspended until the force majeure circumstances have ended.

          9.2 Notice.

          Neither delay nor failure of performance by the other party shall be excused unless the party experiencing force majeure sends written notice of such delay or failure and the reason therefore to the other party within seven (7) days from the time the force majeure situation becomes apparent.

                                   Article 10
                                   ASSIGNMENT

          Distributor has been selected as a distributor because of its particular attributes and the Company's performance under this Agreement is offered personally and exclusively to Distributor. Neither this Agreement nor any part hereof may be assigned by Distributor without the Company's prior written consent, and any such attempted assignment without such consent shall be null and void. Any potential assignee must agree to abide by the terms and conditions of this Agreement. "Assignment" shall be deemed to include the transfer of substantially all of the assets of, or majority interest in the voting stock of, Distributor, or the merger, consolidation or reorganization of Distributor with one or more third parties. Subject to the provisions herein with regard to assignment, this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

                                   Article 11
                                 CONFIDENTIALITY

          Distributor shall keep strictly confidential as against any third parties all Confidential Information. The obligation to maintain in confidence all Confidential Information shall survive termination of this Agreement and Distributor covenants to maintain such confidentiality for a period of three (3) years after such termination. Upon termination or expiration of this Agreement, all Confidential Information represented in written form or any other media, including but not limited to samples, papers, documents, designs, or other materials or models, shall be returned to the Company together with any reproductions or copies thereof.

                                   Article 12
                                  MISCELLANEOUS

          12.1 Notice.

          Any notice required to be given hereunder shall be in writing and in English and sent to the parties at the addresses set forth below, or such other addresses as may be designated by either party, by registered or certified mail, cable, telex or telecopy. Notices shall be deemed to have been given upon the expiration of seven (7) days after mailing as aforesaid to the addressee (when sent by registered or certified mail), upon receipt by the addressee (when delivered by hand), on the next day (when sent by cable), upon confirmation of receipt by answer back code (when sent by telex) or upon transmission (when sent by telecopy or fax).

          If to the Company:

               Food Extrusion, Inc.
               1241 Hawk's Flight Court
               El Dorado Hills, CA 95672
               Attn: Chief Executive Officer


         If to Distributor:

               SunJoy Enterprises Corporation
               Attn: __________________


          12.2 Governing Law and Trade Terms.

          The formation, validity, construction and performance of this Agreement shall be governed by the laws of the State of California, without application of conflicts of laws principles. Any action or proceeding brought under or arising out of this Agreement shall be litigated or brought in an appropriate state or federal court in the County of Sacramento, State of California, U.S.A. The trade terms under this Agreement shall be governed by and interpreted in accordance with the provisions of the Uniform Commercial Code, as adopted in the State of California, and shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods.

          12.3 Severability.

          The provisions of this Agreement shall be deemed to be severable, and if any provision of this Agreement is found to be invalid by any body of competent jurisdiction, such invalidity shall not effect the validity of the remaining provisions hereof.

          12.4 Non-Waiver.

          The failure of either party to enforce at any time any provision or provisions of this Agreement shall in no way be considered to be a waiver of such provision or provisions, nor shall such failure affect the validity of this Agreement in any way. The failure of either party to exercise any such provision or provisions shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

          12.5 Definitive Text.

          The definitive text of this Agreement shall be in the English language. This Agreement shall be interpreted in accordance with the plain English meaning of its terms.

          12.6 Article Headings.

          The article and section headings used in this Agreement are for the purpose of convenience only and shall not be construed to limit or extend any provision hereof.

          12.7 Entire Agreement.

          This Agreement sets forth the entire agreement and understanding between the parties and supersedes all prior agreements and understandings between them with respect to the subject matter of this Agreement. No amendments, modifications, waivers or supplements to this Agreement shall be enforceable or binding upon the parties unless executed by a written instrument expressly referring to this Agreement and executed by the duly authorized representatives of the parties.

          12.8 Survival of Certain Covenants.

          Any obligations or duties which by their nature extend beyond the expiration or termination of this Agreement shall survive any such expiration or termination and shall remain in effect.

          12.9 Attorneys' Fees.

          In the event of any action or proceeding arising out of this Agreement, whether for declaratory relief or other relief, the prevailing party shall be entitled to such party's costs of suit and attorneys' fees.

          12.10 Counterparts; Facsimile Signatures.

          This Agreement may be executed in counterparts and shall have the same force and effect as if all parties had executed one document. Signatures of the parties may be transmitted by facsimile and shall be deemed legally binding to the same extent as if original signatures had been delivered.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives on the day and year first above-written.

                                                  FOOD EXTRUSION, INC.

                                                  By: /s/ Allen J. Simon
                                                     --------------------
                                                      Allen J. Simon
                                                      Chief Executive Officer


                                                  SUNJOY CEREAL-TECH
                                                  DEVELOPMENT LTD.

                                                  By: SUNJOY ENTERPRISES
                                                      CORPORATION


                                                  By: /s/ Kent Lam
                                                     ---------------
                                                  Name: Kent Lam
                                                  Title: President - Int'l.


                                                  CONFIRMED AND AGREED:

                                                  SUNJOY CEREAL-TECH
                                                  DEVELOPMENT LTD.


                                                  By: /s/ Kent Lam
                                                     ---------------
                                                  Name:  Kent Lam
                                                  Title: Director

                                    EXHIBIT A
                                       TO
                       INTERNATIONAL DISTRIBUTOR AGREEMENT

                                   PRICE LIST

                                                             Date: June   , 1997


                              Product         Price Per          Price Per        Price Per Pound
                  Product        No.          Pound (up to         Pound         (Over 40,000 lbs.)
                                             2,000 lbs.)    (2,000-40,000 lbs.)
Ricex(R)Rice Bran - Reg.
Ricex(R)Rice Bran - Fine
Ricex(R)Fiber - Reg.            [                       ***                               ]
Ricex(R)Fiber Concentrate
Ricex(R)Solubles

Terms - Net 30 Days

SRB Products F.O.B. Northern California
RBS Products F.O.B. Montana or Northern California

Packaging:

50# Multi-Walled Poly Lined Bags.
Bulk Totes Available.









*** Portions of this exhibit have been redacted pursuant to a confidential treatment request.

                                    EXHIBIT B
                                       TO
                       INTERNATIONAL DISTRIBUTOR AGREEMENT

                           MINIMUM VOLUME COMMITMENTS


          Distributor's Minimum Volume Commitments shall consist of purchases of Products in the amounts and at the times set forth below (a "purchase" shall be deemed made for this purpose when the Products have been shipped and payment received from Distributor):



* Minimum Volume Commitments shall be determined by the Company upon the renewal, if any, of this International Distributor Agreement.









FOOD EXTRUSION, INC.                                 SUNJOY CEREAL-TECH
                                                     DEVELOPMENT LTD.


By:                                                  By:

Title:                                               Title:

Date:                                                Date:

                                    EXHIBIT C
                                       TO
                       INTERNATIONAL DISTRIBUTOR AGREEMENT

                               COMPANY TRADEMARKS



Trademark Registrations

Mark                       Reg. No.                  Reg. Date

RICEX                      1,642,198                 04/23/91

SATIN FINISH               1,803,034                 11/09/93


Pending Trademark Applications*

Mark                       Appl. No.

RICE VITAE                 75/208,666

FOOD EX AND DESIGN         75/222,694

OCTAGON DESIGN             75/222,698

MAX`E'                     75/222,799

EQUINEX                    75/224,213

FEED EX AND DESIGN         75/232,021

RISOTRIENE                 75/233,512

FOOD EXTRUSION             75/248/698
AND DESIGN




*Application filed.